Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8834
Contact: Ron Mills
VP of Finance and Investor Relations

NEWS RELEASE
For Immediate Release
COMSTOCK RESOURCES, INC. ANNOUNCES CLOSING OF BAKKEN DIVESTITURE
FRISCO, TEXAS, November 16, 2021 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) today announced it has closed on the sale of the previously announced divestiture of its Bakken shale non-operated properties for total consideration of $154 million, before selling expenses with an effective date of October 1, 2021. The properties sold include non-operated interests in 442 producing wells (68.3 net) producing approximately 4,500 barrels of oil equivalent per day. Comstock expects to recognize a pre-tax loss of $150-$160 million on the divestiture.
A portion of the sales proceeds will be used to fund a $36.4 million acquisition of predominantly undeveloped Haynesville shale acreage in East Texas. The acquisition includes 22,175 net acres in Harrison, Leon, Panola, Robertson and Rusk Counties and includes interests in 38 (18.8 net) producing wells with current gas production of 1.7 MMcf/day. Approximately 95% of the acreage to be acquired is held by production. An affiliate of the Company's majority stockholder is acquiring the remaining 50% of the acreage and wells alongside Comstock. Comstock will operate the drilling program and has identified 104.4 net drilling locations on the jointly acquired acreage. The acquisition is expected to close before year-end.
"This value adding bolt-on acquisition will add 52.2 high quality net drilling locations to Comstock's prospect inventory and will allow us to extend the lateral length on 19 of our existing drilling locations by more than 3,000 feet", stated M. Jay Allison, Chairman and Chief Executive Officer of Comstock.
About Comstock Resources
Comstock Resources is a leading independent natural gas producer with operations focused on the development of the Haynesville shale in North Louisiana and East Texas. The Company's stock is traded on the New York Stock Exchange under the symbol CRK.
This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.